EXHIBIT NO. 99.14(a)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” (paragraph 4.1(f)) of the Agreement and Plan of Reorganization (included in Appendix A) in the Prospectus/Proxy Statement that forms part of the Registration on Form N-14 of the MFS Core Growth Fund (“the N-14 Registration Statement”) and to the references to our firm under the caption “Financial Highlights” in the Fund’s Prospectus and “Independent Registered Public Accounting Firm” in the Fund’s Statement of Additional Information, which are included in the N-14 Registration Statement, and to the incorporation into the N-14 Registration Statement of our reports on the financial statements and financial highlights of the MFS Core Growth Fund dated October 18, 2010, in the Annual Report dated August 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 16, 2011